EXHIBIT (A)(1)(iii)
OFFER TO REPURCHASE
up to 4,960,940 of the Issued and Outstanding Shares of Common Stock
of
THE NEW GERMANY FUND, INC.
at
96% OF NET ASSET VALUE PER SHARE
by
THE NEW GERMANY FUND, INC.
in Exchange for Portfolio Securities of
THE NEW GERMANY FUND, INC.

THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
ON FEBRUARY 1, 2008, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO REPURCHASE DATED DECEMBER 21, 2007 AND IN THE LETTER OF TRANSMITTAL DATED DECEMBER 21, 2007.

December 21, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The New Germany Fund, Inc., a closed-end management investment company incorporated under the laws of the state of Maryland (the “Fund”), to repurchase up to 4,960,940 (approximately 20%) of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”). As of December 19, 2007, 24,804,698 Fund Shares were outstanding. The offer is to purchase Fund Shares in exchange for a pro rata portion of the Fund’s Portfolio Securities (other than securities that (i) are not publicly traded, (ii) would need to be registered under the Securities Act of 1933, as amended, if distributed in the repurchase, (iii) are issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or whose distribution would require registration under or otherwise be contrary to applicable local laws, rules or regulations or (iv) involve the assumption of contractual obligations or trading restrictions) (the “Portfolio Securities”) held in the Fund’s investment portfolio, subject to adjustment for fractional shares of Portfolio Securities and odd lots, at a price equal to 96% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Fund Shares are traded, on the business day after the day the offer expires. The offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

We are asking you to contact your clients for whom you hold Fund Shares registered in your name (or in the name of your nominee) or who hold Fund Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge shareholders a fee for soliciting tenders for Fund Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Fund Shares, subject to Instruction 7, “U.S. Securities Transfer Taxes,” of the Letter of Transmittal. HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” OF THE OFFER TO REPURCHASE AND INSTRUCTION 12, “BACKUP WITHHOLDING” OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. The Offer to Repurchase dated December 21, 2007;

2. The Letter of Transmittal for your use and to be provided to your clients;

3. Notice of Guaranteed Delivery;

4. Form of letter to clients that may be sent to your clients for whose accounts you hold Fund Shares registered in your name (or in the name of your nominee); and

5. Return envelope addressed to The Colbent Corporation (the “Depositary”).

The Offer is not being made to, nor will the Fund accept tender of Fund Shares from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

As described in the Offer to Repurchase under Section 4, “Procedures for Tendering Shares for Repurchase,” tenders may be made without the concurrent deposit of stock certificates if: (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Fund Shares (or a confirmation of a book-entry transfer of such Fund Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY FUND SHARES.

For additional information or copies of the enclosed material, please contact The Altman Group, Inc. (the “Information Agent”) at 1-800-884-5101.

Very truly yours,

The New Germany Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE NEW GERMANY FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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